SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
SCHEDULE 13D
(RULE 13D - 101)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
(Amendment No. 4)*
TransAlta Corporation
(Name of Issuer)
Common Stock, no par value
(Title of Class of Securities)
89346D107
(CUSIP Number)

Christopher P. Davis, Esq.
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, New York, New York 10176
Tel: (212) 986-6000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
April 19, 2019
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Mangrove Partners Master Fund, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 20,331,863
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,331,863
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,331,863
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107

1.	NAMES OF REPORTING PERSONS Mangrove Partners
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 20,331,863
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,331,863
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,331,863
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Nathaniel August
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 20,331,863
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,331,863
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,331,863
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1%
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Cove Key Bluescape Holdings LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Cove Key Fund GP LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Cove Key GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Cove Key Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Cove Key GP Management LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Jeff Coviello
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON IN, HC

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Bluescape Cove Key GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Bluescape Energy Partners III GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Bluescape Resources GP Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Bluescape Resources Company LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 89346D107
1.	NAMES OF REPORTING PERSONS Charles John Wilder, Jr.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,397,333
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,397,333
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,397,333
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14.	TYPE OF REPORTING PERSON IN, HC

The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (this “Amendment No. 4”). This Amendment No. 4 amends the Schedule 13D as specifically set forth herein.
Item 4.	Purpose of Transaction.
Item 4 is hereby amended to add the following:
On April 19, 2019, in accordance with Section 7 of the Cooperation Agreement (previously filed as Exhibit A to the Schedule 13D), Mangrove Partners, Bluescape Energy Partners and Cove Key Bluescape Holdings, on behalf of the group, mutually agreed to terminate the Cooperation Agreement (the “Termination Agreement”) and dissolve the group that was previously formed under the Exchange Act. Effective as of execution of the Termination Agreement, the Mangrove Reporting Persons, the Cove Key Reporting Persons and the Bluescape Reporting Persons shall no longer be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) promulgated thereunder. Also effective as of execution of the Termination Agreement, the Cove Key Reporting Persons and the Bluescape Reporting Persons collectively beneficially own less than 5% of the outstanding Common Stock of the Issuer. Consequently, this Amendment No. 4 to the Schedule 13D constitutes the final amendment to the Schedule 13D with respect to the Cove Key Reporting Persons and the Bluescape Reporting Persons and an exit filing for the Cove Key Reporting Persons and the Bluescape Reporting Persons, respectively. The Termination Agreement is attached as Exhibit G hereto and is incorporated by reference herein.
Item 5.
Item 5(e) is hereby amended and restated in its entirety as follows:
(e) Not applicable with respect to the Mangrove Reporting Persons.
The Cove Key Reporting Persons and the Bluescape Reporting Persons collectively beneficially own less than 5% of the outstanding Common Stock of the Issuer and on April 19, 2019 ceased to be part of “group” with the Mangrove Reporting Persons for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) promulgated thereunder.
Item 7. Material to be Filed as Exhibits.
Exhibit G Termination Agreement, dated April 19, 2019 by and among Mangrove Partners, Bluescape Energy Partners LLC and Cove Key Bluescape Holdings LP.

SIGNATURES
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.
Dated:	April 19, 2019

THE MANGROVE PARTNERS MASTER FUND, LTD.

By:	MANGROVE PARTNERS, as Investment Manager

By:	/s/ Nathaniel August
	Name:	Nathaniel August
	Title:	Director

MANGROVE PARTNERS

By:	/s/ Nathaniel August
	Name:	Nathaniel August
	Title:	Director

/s/ Nathaniel August
NATHANIEL AUGUST

COVE KEY BLUESCAPE HOLDINGS LP By: Bluescape Cove Key GP LLC, its general partner

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Managing Director

COVE KEY FUND GP LP By: Cove Key GP LLC, its general partner

By:	/s/ Jeff Coviello
	Name:	Jeff Coviello
	Title:	Manager

COVE KEY GP LLC

By:	/s/ Jeff Coviello
	Name:	Jeff Coviello
	Title:	Manager

COVE KEY MANAGEMENT LP By: Cove Key GP Management LLC, its general partner

By:	/s/ Jeff Coviello
	Name:	Jeff Coviello
	Title:	Manager

COVE KEY GP MANAGEMENT LLC

By:	/s/ Jeff Coviello
	Name:	Jeff Coviello
	Title:	Manager

/s/ Jeff Coviello JEFF COVIELLO BLUESCAPE COVE KEY GP LLC

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Managing Director

BLUESCAPE ENERGY PARTNERS III GP LP

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Managing Director
BLUESCAPE RESOURCES GP HOLDINGS LLC

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Managing Director

BLUESCAPE RESOURCES COMPANY LLC

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Managing Director

/s/ Charles John Wilder, Jr.
CHARLES JOHN WILDER, JR.